Exhibit 21.1


Subsidiaries of the Company at January 1, 2003
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Realty Income Texas Properties, L.P.
   a Delaware limited partnership

Realty Income Texas Properties, Inc.
   a Delaware corporation

Crest Net Lease, Inc.
   a Delaware corporation